Exhibit (h)(6)(xii)

SCHEDULE A

FUND LIST

Dated: September 14, 2020

Ashmore Emerging Markets Corporate Income Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Active Equity Fund

Ashmore Emerging Markets Equity ESG Fund

Ashmore Emerging Markets Short Duration Select Fund

Ashmore Emerging Markets Investment Grade Income Fund

ASHMORE FUNDS		THE NORTHERN TRUST COMPANY

By:	/s/ Kevin Hourihan	By:	/s/ Tom Dula
Name:	Kevin Hourihan	Name:	Tom Dula
Title:	Authorized Signatory	Title:	Vice President

Schedule A to the Transfer Agency and Service Agreement